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                                                                 EXHIBIT 10.99-5


                                    AGREEMENT
                      PREMIER ONE DEVELOPMENT COMPANY, INC.


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                          CONSULTING SERVICES AGREEMENT


         This Consulting Agreement dated as of January 1, 2000 is entered into by and between Black Hawk Gaming & Development Company, Inc. (the "Company") and Premier One Development Company, Inc. (the "Consultant").

         RECITALS:

         WHEREAS, the Consultant has experience in pre-development, market research and opportunity analysis; and

         WHEREAS, the Consultant desires to provide the advisory services (the "Services") set forth in Section 3 hereof to the Company and the Company desires to retain the Consultant to provide the Services to the Company.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

         1. Retention. The Company hereby retains the Consultant, and the Consultant agrees to be retained by the Company, to perform the Services as a Consultant to the Company on the terms and conditions set forth herein. The parties agree that the Consultant shall be retained by the Company as an independent contractor on a consulting basis and not as an employee of the Company.

         2. Term. The term of this Agreement shall commence on the date hereof and shall end on December 31, 2001.

         3. Duties of Consultant. During the term of this Agreement, Consultant shall provide the Company with such regular and customary advice as is reasonably requested by the Company, within the scope of the services enumerated below. It is understood and acknowledged by the parties that the value of Consultant's advice cannot be readily quantified, and that Consultant shall be obligated to render advice upon the request of the Company, in good faith, but not be obligated to spend any specific amount of time so doing. Consultant's duties shall include, but will not be limited to, providing recommendations concerning one or more of the following related matters upon the request of the Board of Directors of the Company, its Chief Executive Officer and/or its
President:

                  (a) Assisting the Company with any and all pre-development activities which the Company may undertake with respect to the acquisition or expansion of new or existing gaming or related ventures.

                  (b) Providing financial modeling and other related advice with respect to the Company's gaming properties or projects it may wish to acquire or develop, and with respect to methods of financing such ventures.


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                  (c) Conducting market research in areas in which the Company now operates or in which it is interested in developing or acquiring gaming or gaming related ventures.

                  (d) Providing such other financial consulting services as the Company may reasonably request.

         4. Third Party Products or Services. From time to time the Consultant may introduce third party products or services to the Company. Such third party products or services will only be implemented upon the Company's written consent. The Company will be required to enter directly into a contract with such third party. Such third party contract shall set forth any commissions or compensation the Consultant may receive from such third party.

         5. Compensation. In consideration for the services rendered by the Consultant to the Company pursuant to this Agreement, the Company shall pay to the Consultant $225,000 per year payable quarterly. If any project is undertaken by the Company and moves from the pre-development phase and if the consultant is chosen by the Company's Board of Directors to render development services, the Consultant shall be entitled to a development fee equal to 2% of project cost; provided however, any quarterly payments made hereunder shall be offset against such development fee.

         6. Confidentiality. Consultant acknowledges that as a consequence of its relationship with the Company, it has been and will continue to be given access to ideas, acquisition targets, trade secrets, methods, customer information, business plans, financial modeling and other confidential and proprietary information of the Company (collectively, "Confidential Information"). Consultant agrees that it shall maintain in confidence and shall not disclose directly or indirectly to any third parties for use for any purposes (other than the performance hereof) the Confidential Information for the term of this Agreement and a period of two years thereafter, unless previously approved by the Company in writing. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this
Section 6 are not performed by the Consultant in accordance with the specific terms or are otherwise breached by the Consultant. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Section 6 and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction in addition to any other remedy to which they are entitled at law or in equity. Upon termination of the Agreement, the Consultant shall immediately return all Confidential Information related to the Company under this Agreement.

         7. Indemnification. The Consultant shall indemnify the Company and its stockholders, representatives, agents and affiliates (collectively, the "Affiliated Parties") from and against any and all claims, losses, damages, fines, fees, penalties, deficiencies, expenses, including expenses of investigations, court costs and fees and expenses of attorneys which the Company or its Affiliated Parties may sustain at any time resulting from the Consultant's wrongful actions or arising out of or relating to the breach or failure to


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comply with any of the covenants or agreements of the Consultant or its
Affiliated Parties contained in this Agreement.

         The Company shall indemnify the Consultant, its directors, officers, stockholders, representatives, agents and affiliates from and against any and all claims, losses, damages, fines, fees, investigations, court costs and fees and expenses of attorneys which the Consultant or its affiliated parties may sustain at any time resulting from the Company's wrongful actions or arising out of or relating to the breach or failure to comply with any of the covenants or agreements of the Company.

         8. Applicable Law. This Agreement shall be governed by the internal laws of the State of Colorado.

                             COMPANY:

                             BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.



                             By: /s/ Stephen R. Roark
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                                 Stephen R. Roark, President

                             CONSULTANT:

                             PREMIER ONE DEVELOPMENT COMPANY, INC.



                             By: /s/ David C. Grunenwald
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                                 David C. Grunenwald, Vice President

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